NEWS RELEASE

SOUTHWESTERN ENERGY COMPANY ADDS TO BOARD OF DIRECTORS

Houston, Texas – September 2, 2010...The Board of Directors of Southwestern Energy Company (NYSE: SWN) announced today that, effective August 30, 2010, it  elected two new directors, Mr. Alan H. Stevens and Mr. Gregory D. Kerley.  Messrs. Stevens and Kerley were each elected for a term expiring at the annual meeting of stockholders in 2011, at which time their continued service will be subject to stockholder approval. With the election of Messrs. Stevens and Kerley, the Board of Directors has nine (9) members.

Mr. Stevens, who has been appointed as an independent director, has an extensive background in domestic and international oil and gas exploration and production.  He has over 37 years of experience in various managerial, geological and geophysical positions at Occidental Petroleum Company, Tenneco Oil Company and Exxon Corporation.  Mr. Stevens is also a former President and Chief Operating Officer of the company‘s subsidiaries, Southwestern Energy Production Company and SEECO, Inc.,  positions from which he retired in 2001. He received both a Bachelor of Science degree and a Master of Science degree in Geological Engineering from Michigan Technological University, and attended the UCLA Executive Management Program.

Mr. Kerley currently serves as the company's Executive Vice President and Chief Financial Officer and has over 30 years of experience in the oil and gas industry.  Prior to joining the company in 1990, he held various financial and accounting positions at Agate Petroleum, Inc. and Arthur Andersen LLP. Mr. Kerley graduated from Oklahoma State University with a Bachelor of Science degree in Accounting.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Brad D. Sylvester, CFA

Vice President, Investor Relations

(281) 618-4897